Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102593 and 333-104958 on Form S-3 and Registration Statement Nos. 333-160116, 333-176250, 333-193481 and 333-202614 on Form S-8 of our reports dated March 11, 2015, relating to the consolidated financial statements of Dot Hill Systems Corp. and Subsidiaries (the "Company"), and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dot Hill Systems Corp. for the year ended December 31, 2014.
/s/ Deloitte & Touche LLP
Denver, Colorado
March 11, 2015